Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income of $1.0 million, or $0.34 per share for the three-month period ended March 31, 2020
●	Closed the acquisition of Peoples Bancorp of Mt. Pleasant, Inc. on January 1, 2020 and completed the integration of their systems
●	Total loans increased by $98.6 million to $467.8 million as of March 31, 2020 compared with June 30, 2019
●	Total deposits increased by $90.8 million to $563.0 million as of March 31, 2020 compared with June 30, 2019
●	Non-performing loans to total loans of 0.24% as of March 31, 2020
●	Assisted businesses through participation in the SBA’s Paycheck Protection Program

Minerva, Ohio— April 22, 2020 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $1.0 million, or $0.34 per share, for the third quarter of fiscal year 2020 compared with $1.0 million, or $0.38 per share, for the third quarter of fiscal year 2019. Net income for the third quarter of fiscal year 2020 was impacted by merger expenses of $433 thousand pre-tax, or $352 thousand after-tax, and an increased provision for loan loss expense to reflect deterioration in the economic environment as a result of the impact of COVID-19.

On January 1, 2020, Consumers closed the acquisition of Peoples Bancorp of Mt. Pleasant, Inc. (Peoples) and completed the integration of their systems during the third quarter of fiscal year 2020. The financial position and results of operations of Peoples prior to its acquisition date are not included in Consumers’ financial results for periods prior to the acquisition date.

Assets as of March 31, 2020, totaled $663.3 million, an increase of $109.3 million, or an annualized 14.8%, from June 30, 2019. From June 30, 2019, total assets increased by $74.3 million due to the acquisition of Peoples and $35.0 million due to organic growth. For the nine months ended March 31, 2020, total loans increased by $98.6 million, of which $43.3 million, or an annualized 8.8%, was related to organic loan growth. It is anticipated that total loans will increase significantly during the fourth quarter of fiscal year 2020 due to participation in the SBA’s Paycheck Protection Program. Total deposits increased by $90.8 million for the nine-month period ended March 31, 2020, of which $30.0 million, or an annualized 4.8%, was related to organic deposit growth.

“We believe our staff achieved significant accomplishments in the third quarter of fiscal year 2020. Immediately following the January closing of the Peoples acquisition and the related data conversion in February, we began to implement the bank’s Pandemic Response Plan in response to the developing COVID-19 crisis. Six weeks later, virtually all of the bank’s non-branch staff are working remotely,” said Ralph J. Lober II, President & CEO. Lober added: “historically active in the SBA loan guaranty program, Consumers began implementing the provisions of the CARES Act, including the PPP and SBA loan payment and deferral programs. To date, the bank has obtained SBA commitments for $51.9 million in PPP loans for 350 customers and we are working to secure SBA loan payments for customers in our existing SBA portfolio. In addition to government programs, the bank is providing short-term payment relief to customers impacted by the COVID-19 crisis.”

Net interest income for the three months ended March 31, 2020 increased by $1.4 million, or 31.9%, compared to the same period last year, with interest income increasing by $1.5 million and interest expense increasing by $135 thousand. The increase in interest income was primarily the result of a $121.3 million increase in average interest-earning assets from the three months ended March 31, 2019 due to the addition of the assets acquired as a result of the Peoples acquisition as well as organic growth. The net interest margin was 3.76% for the quarter ended March 31, 2020, 3.62% for the quarter ended December 31, 2019, and 3.57% for the quarter ended March 31, 2019.

Lober continued: “The Peoples acquisition has positively impacted the bank’s asset balances and net interest margin and has expanded our customer base and market area into Ohio’s Jefferson, Harrison and Belmont counties as well as adjacent counties in Ohio and West Virginia. Prior to COVID-19, our staff was making progress in introducing the bank’s expanded loan, deposit, and technology offerings to existing and new customers. We expect progress to continue, albeit with altered approaches once the crisis passes. The merger added to an already strong organic balance sheet and earnings growth gained through business development efforts throughout our market territory. While comparative three- and nine-month periods reflect strong growth across all portfolios, new business activity has slowed, except for residential mortgage, as a result of COVID-19. We believe the PPP and Economic Impact Payments will result in a short-term increase to our balance sheet, while decreased consumer and traditional commercial borrowings will negatively impact the net interest margin until commercial activity normalizes.”

Other income increased by $247 thousand for the three-month period ended March 31, 2020 compared to the same prior year period. Other income for the three months ended March 31, 2020 included a $121 thousand gain from the sale of securities. Also, within other income, service charges on deposit accounts increased by $57 thousand, or 19.1%, and debit card interchange income increased by $29 thousand, or 8.6%, for the three months ended March 31, 2020 from the same prior year period.

Other expenses increased by $1.3 million for the three-month period ended March 31, 2020 compared to the same prior year period. Other expenses include $433 thousand of merger expenses and a full quarter of expenses associated with the three new office locations and additional staff gained as a result of the merger with Peoples.

For the three-month period ended March 31, 2020, the provision for loan losses was $445 thousand compared with $105 thousand for the same prior year period. The provision for loan loss expense increased in the third quarter of fiscal year 2020 primarily due to the deterioration in the economic environment as a result of the impact of COVID-19 and higher loan balances as a result of organic loan growth. Non-performing loans were $1.1 million on March 31, 2020, $786 thousand on June 30, 2019 and $817 thousand on March 31, 2019. The allowance for loan losses (ALLL) as a percent of total loans at March 31, 2020 was 0.96% and net charge-offs of $81 thousand were recorded for the nine-month period ended March 31, 2020 compared with an ALLL to loans ratio of 1.05% at March 31, 2019 and net recoveries of $789 thousand for the same period last year. The ALLL as a percent of total loans on March 31, 2020 declined from the prior year since the acquired loans were recorded at fair value without a related allowance for loan losses. As of March 31, 2020, the ALLL as a percentage of total loans, excluding the loans acquired in the Peoples acquisition, was 1.07%.

Consumers provides a complete range of banking and other investment services to businesses and clients through its fifteen full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. The COVID-19 pandemic is adversely affecting us, our customers, employees, and third-party service providers, and the ultimate extent of the impact on our business, financial position, results of operations, liquidity, and prospects is uncertain. Other risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; pricing and liquidity pressures that may result; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; unanticipated difficulties or expenditures relating to the merger; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; any failure to meet expected cost savings, synergies and other financial and strategic benefits in connection with the merger within anticipated time frames or at all; the response of customers, suppliers and business partners to the merger; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here is, and the Risk Factors starting on page 16 of the registration statement on Form S-4/A filed with the SEC on September 4, 2019 related to the merger of Consumers/Peoples, are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Nine Month Periods Ended
Consolidated Statements of Income	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Total interest income	$6,606	$5,119	$18,100	$15,077
Total interest expense	1,012	877	3,029	2,162
Net interest income	5,594	4,242	15,071	12,915
Provision for loan losses	445	105	760	(555)
Other income	1,107	860	3,601	3,299
Other expenses	5,074	3,812	13,314	11,376
Income before income taxes	1,182	1,185	4,598	5,393
Income tax expense	164	150	637	836
Net income	$1,018	$1,035	$3,961	$4,557
Basic and diluted earnings per share	$0.34	$0.38	$1.40	$1.67

Consolidated Statements of Financial Condition	March 31, 2020	June 30, 2019	March 31, 2019
Assets
Cash and cash equivalents	$12,544	$9,461	$8,352
Certificates of deposit in other financial institutions	11,908	1,983	1,983
Securities, available-for-sale	139,383	144,010	141,652
Securities, held-to-maturity	3,580	3,786	3,824
Federal bank and other restricted stocks, at cost	2,472	1,723	1,459
Loans held for sale	1,830	1,657	844
Total loans	467,804	369,175	347,462
Less: allowance for loan losses	4,468	3,788	3,656
Net loans	463,336	365,387	343,806
Other assets	28,224	25,929	26,513
Total assets	$663,277	$553,936	$528,433
Liabilities and Shareholders’ Equity
Deposits	$563,022	$472,174	$459,289
Other interest-bearing liabilities	33,465	26,386	16,131
Other liabilities	5,462	4,210	3,902
Total liabilities	601,949	502,770	479,322
Shareholders’ equity	61,328	51,166	49,111
Total liabilities and shareholders’ equity	$663,277	$553,936	$528,433

	At or For the Nine Months Ended
Performance Ratios:	March 31, 2020	March 31, 2019
Return on Average Assets (Annualized)	0.90%	1.19%
Return on Average Equity (Annualized)	9.54	13.34
Average Equity to Average Assets	9.40	8.89
Net Interest Margin (Fully Tax Equivalent)	3.68	3.63

Market Data:
Book Value to Common Share	$20.34	$17.96
Dividends Paid per Common Share (YTD)	0.405	0.39
Period End Common Shares	3,015,578	2,733,845

Asset Quality:
Net Charge-offs (Recoveries) to Total Loans (Annualized)	0.02%	(0.30)%
Non-performing Assets to Total Assets	0.17	0.15
ALLL to Total Loans	0.96	1.05